UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2017

Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-52082	41-1698056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1225 Old Highway 8 Northwest
St. Paul, Minnesota 55112-6416
(Address of Principal Executive Offices and Zip Code)

(651) 259-1600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on May 15, 2017, it was determined that the employment of Paul Koehn, the Senior Vice President of Manufacturing, Operations & Quality of Cardiovascular Systems, Inc. (the “Company”), would end.

On June 30, 2017, the Company entered into a Separation Agreement with Mr. Koehn that provides Mr. Koehn with benefits consistent with the Company’s Amended and Restated Executive Officer Severance Plan (the “Severance Plan”), which include 15 months of salary continuation benefits in the gross amount of $418,108.59; a bonus under the Company’s fiscal year 2017 bonus plan, which will be calculated and paid following the close of fiscal year 2017; payment from the Company for accrued but unused paid time off in accordance with Company policy; and COBRA premiums paid by the Company for up to 15 months. The vesting of 6,867 shares of Mr. Koehn’s time-based restricted stock that would have otherwise vested within the 12 month period following June 30, 2017 will be accelerated, and up to 7,960 shares of Mr. Koehn’s performance-based restricted stock will vest, provided, and only to the extent, if any, that the performance criteria for such shares is met, as determined by the Company in or around August or September 2019. Additionally, Mr. Koehn’s outstanding vested stock options will remain exercisable through their expiration dates. The Separation Agreement includes a release of claims by Mr. Koehn and he will continue to be bound by the terms of any restrictive covenant agreements he has with the Company. Mr. Koehn has the right under applicable law to rescind the Separation Agreement within 15 calendar days of his signature.

The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended June 30, 2017.

Item 8.01. Other Events.

The Company is party to Steven Babyak v. Cardiovascular Systems, Inc., originally filed in the Superior Court of California, County of Los Angeles. As previously disclosed, on April 24, 2017, the trial jury awarded the plaintiff $2.7 million in compensatory damages with respect to his claims for whistleblower retaliation and wrongful termination in violation of public policy, and on April 25, 2017, the jury awarded the plaintiff $22.4 million in punitive damages with respect to the same claims.

The Company filed post-trial motions for Judgment Notwithstanding the Verdict and New Trial, on the grounds that this case was incorrectly decided as to liability, the compensatory and punitive damages were not appropriate and were excessive, and the Company was prevented from a fair trial by the improper exclusion of critical evidence.

On June 29, 2017, the Court issued its ruling on the Company’s motions, which the Company received on July 3, 2017. The Court partially granted the Company’s motions, reducing the punitive damages award from $22.4 million to $2.7 million. The Court denied the Company’s other motions.

The Company continues to strongly believe that this case was incorrectly decided as to liability and the appropriateness and amount of any damages. The Company intends to appeal the Court’s decisions that were not granted in the Company’s favor.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 5, 2017

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Laurence L. Betterley
Laurence L. Betterley Chief Financial Officer